Exhibit 10.6

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”), dated as of June 23, 2014, is made by BUNGE NORTH AMERICA, INC., a New York corporation (“Bunge”) and ICM INVESTMENTS, LLC, a Kansas limited liability company (“ICM”). Bunge and ICM are each referred to individually herein as a “Subordinated Noteholder” and, collectively, as the “Subordinated Noteholders.”

RECITALS

A.           Bunge has provided a term loan to Southwest Iowa Renewable Energy, LLC (“SIRE”) pursuant to the terms of a Subordinated Term Loan Note dated as of June 23, 2014 (the “Bunge Subordinated Note”) in an original principal amount of $19,517,136.99.

B.           ICM has provided a term loan to SIRE pursuant to a Negotiable Subordinated Term Loan Note dated as of June 23, 2014 (the “ICM Subordinated Note”), in an original principal amount of $6,726,757.85.

C.           The Subordinated Noteholders desire to enter into this Agreement for the purposes of establishing, amongst themselves, their respective rights and obligations under the circumstances and on the terms and conditions described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the respective agreements hereunder set forth, and subject to the conditions herein contained, the Subordinated Noteholders hereby agree as follows:

1.           Definitions.  As used herein, the following terms have the meanings set forth below:

“Enforcement” shall mean (a) for any Subordinated Noteholder to make any demand for payment of, or accelerate the time for payment of, any Subordinated Indebtedness (other than any mandatory prepayment of the Bunge Subordinated Note or the ICM Subordinated Note), (b) for any Subordinated Noteholder to commence judicial enforcement of any rights or remedies under or with respect to any Subordinated Debt Document, or to exercise any right to setoff, freeze or otherwise appropriate any balances held by it for the account of SIRE or any other property at any time held or owing by it to or for the credit or for the account of SIRE for application to any Subordinated Indebtedness, or (c) the commencement by, against or with respect to SIRE of any proceeding under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law for the appointment of a receiver for SIRE or its assets.

“Pro-Rata Share” shall mean, at any date of determination, as to any Subordinated Noteholder, a fraction, the numerator of which is the outstanding amount of Subordinated Indebtedness (including accrued interest) owed to such Subordinated Noteholder and the denominator of which is the aggregate outstanding amount of all Subordinated Indebtedness (including accrued interest) owed to all Subordinated Noteholders (or a particular class of Subordinated Noteholder, as the context may require).

“Requisite Noteholders” shall mean, at any date of determination, (a) Subordinated Noteholders holding Subordinated Indebtedness with an aggregate Pro-Rata Share of at least fifty-one percent (51%).

“SIRE Default” shall mean any “Event of Default” as defined in any Subordinated Debt Document, or any other agreement or instrument evidencing, governing, or issued in connection with the Subordinated Indebtedness, or any default under or breach of any such agreement or instrument.

“Subordinated Debt Documents” shall mean the Bunge Subordinated Note, the ICM Subordinated Note and all indentures, loan agreements, documents and other instruments executed in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subordinated Indebtedness” shall mean all obligations, liabilities and indebtedness of every nature of SIRE from time to time owed to the Subordinated Noteholders pursuant to the Subordinated Debt Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a proceeding under the Bankruptcy Code together with (a) any amendments, modifications, renewals or extensions thereof and (b) any interest accruing thereon after the commencement of a proceeding, without regard to whether or not such interest is an allowed claim.  The Subordinated Indebtedness shall be considered to be outstanding whenever any loan commitment or loan under a Subordinated Loan Document is outstanding.

2.           Amendments and Waivers of the Subordinated Debt Documents; Notices to Subordinated Noteholders.

(a)           No Subordinated Noteholder shall amend, modify or waive the terms of any Subordinated Debt Document so as to (i) change the terms of repayment of any Subordinated Indebtedness, including without limitation any increases to interest rates or changes to payment due dates, (ii) take a security interest in any assets of SIRE or any third party as security for the obligations of SIRE under any Subordinated Debt Document, or (iii) accept any guaranty of the obligations of SIRE under any Subordinated Debt Document by a third party, in each case without the prior written consent of the Requisite Noteholders.  Nothing in this subsection 2(a) shall be deemed to prohibit (i) any interest from being capitalized and added to the principal balance of any Subordinated Indebtedness in accordance with the terms of the Subordinated Debt Documents, (ii) any Subordinated Noteholder from converting any or all of the Subordinated Indebtedness held by it into the applicable series of units in SIRE upon the terms set forth in the Subordinated Debt Documents, (iii) Bunge from accepting any prepayments required to be made by SIRE pursuant to the Bunge Subordinated Note, or (iv) ICM from accepting any prepayments required to be made by SIRE pursuant to the ICM Subordinated Note.

(b)           Each Subordinated Noteholder hereby agrees to give prompt written notice to the other Subordinated Noteholders of any SIRE Default occurring with respect to any Subordinated Indebtedness owed to such Subordinated Noteholder, any proposed redemption or prepayment (other than any prepayment required to be made by SIRE pursuant to the Bunge Subordinated Note or the ICM Subordinated Note) of the Subordinated Indebtedness owed to such Subordinated Noteholder or any receipt of any Excess Payment (as defined herein) by such Subordinated Noteholder.

3.           Payments; Enforcement.

(a)           If SIRE repays or refinances all or any portion of the Subordinated Indebtedness, or if any Subordinated Noteholder otherwise recovers all or part of the principal and/or interest and/or other amounts due and owing with respect to the Subordinated Indebtedness (other than, prior to an Enforcement, any prepayment required to be made by SIRE pursuant to the Bunge Subordinated Note or the ICM Subordinated Note and any payment or principal), the proceeds of said repayment or refinance or the amount of principal, interest and other amounts repaid shall be distributed or shared as follows:

(i)           first, in the event that such amount is received following an Enforcement, to repayment of an Obligated Noteholder’s (as defined herein) expenses incurred in accordance with the Enforcement pursuant to Section 3(e);

(ii)           second, to repayment of default interest to each Subordinated Noteholder, pari passu in accordance with their respective Pro-Rata Share;

(iii)           third, to repayment of accrued interest (exclusive of default interest) to each Subordinated Noteholder pari passu in accordance with their respective Pro-Rata Share; and

(iv)           fourth, to repayment of principal to each Subordinated Noteholder pari passu in accordance with their respective Pro-Rata Share.

(b)           The priorities set forth in subsection 3(a) shall apply in all circumstances, including with respect to any distribution made involuntarily following an Enforcement.

(c)           If any Subordinated Noteholder shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff, or otherwise) in excess of the amount it is then entitled to received under the terms of this Agreement (an “Excess Payment”), such Subordinated Noteholder shall hold such Excess Payment in trust for the ratable benefit of the other Subordinated Noteholders in accordance with the terms of this Agreement.

(d)           Notwithstanding anything to the contrary herein or in the Subordinated Debt Documents, no Subordinated Noteholder shall commence any Enforcement without the prior written consent of the Requisite Noteholders.  In the event such consent is obtained, prompt written notice of the Enforcement shall be given to all other Subordinated Noteholders.

(e)           All expenses, including, but not limited to, counsel fees and court costs paid or incurred by a Subordinated Noteholder (an “Obligated Noteholder”) in any action to collect any Subordinated Indebtedness following an Enforcement authorized pursuant to subsection 3(d) shall be borne by the Subordinated Noteholders in accordance with their respective Pro-Rata Share at the time of the Enforcement.  Payment shall be made by each Subordinated Noteholder to the Obligated Noteholder within five (5) days after receipt of notice of demand for payment.  If not paid when due, such amounts shall bear interest at a rate of ten percent (10%) per annum and shall be repaid first out of any distribution pursuant to subsection 3(a)(i).

4.           Creditor Rights.  Nothing herein shall impair, as between SIRE and any Subordinated Noteholder, the obligations of SIRE to pay all amounts owing as provided in the Subordinated Debt Documents.

5.           Notice.  All notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, or (iii) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth below:

If to Bunge:
Bunge N.A. Holdings, Inc.
c/o Bunge North America, Inc.
11720 Borman Drive
St. Louis, MO  63146
Facsimile:  (314)292-2110
Attention:  General Manager, Biofuels

With copy to:
Bunge North America, Inc.
11720 Borman Drive
St. Louis, MO  63146
Facsimile:  (314)292-2119
Attention:  General Counsel

If to ICM:
ICM Investments, LLC
310 N. First St.
Colwich, KS 67030
Facsimile: (316)796-0570
Attention: General Counsel

or at such other address as may hereafter be designated in writing by that party.  All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy.

6.           Headings.  The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

7.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.           Severability.  In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

9.           Termination of Agreement.  This Agreement shall remain in full force and effect until the indefeasible payment in full in cash of all Subordinated Indebtedness after which this Agreement shall terminate without further action on the part of any party hereto.

10.           Applicable Law.  This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of Iowa, without regard to conflicts of law principles.

11.           Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the Subordinated Noteholders and their respective successors and assigns.

12.           Subordination.  The rights of the Subordinated Noteholders pursuant to the Subordinated Debt Documents are subordinated to the rights of SIRE’s senior lenders to the extent set forth in that Subordination Agreement, dated on or about the date hereof, by and among the Subordinated Noteholders and CoBank, ACB.

13.           This Agreement is an amendment, restatement, and continuation of, and not a novation of, that certain Intercreditor Agreement dated June 17, 2010.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the year and date first above written.

BUNGE NORTH AMERICA, INC., a New York corporation

By:	/s/ Todd A. Bastean
Name:	Todd A. Bastean
Title:	Vice President

ICM INVESTMENTS, LLC, a Kansas limited liability company

By:	/s/ Brian Burris
Name:	Brian Burris
Title:	Secretary & General Counsel

ACKNOWLEDGEMENT

The undersigned hereby acknowledges and agrees to the terms and provisions of this Intercreditor Agreement. By executing this Acknowledgement, Southwest Iowa Renewable Energy, LLC, through the undersigned authorized manager, agrees to be bound by the provisions of the Intercreditor Agreement insofar as such provisions relate to the relative rights of the Subordinated Noteholders thereto as among such parties.  The undersigned further agrees that the terms of the Intercreditor Agreement shall not give the undersigned any substantive rights vis-à-vis the parties and does not affect the undersigned’s obligations under the Subordinated Debt Documents.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC, a Iowa limited liability company

By:	/s/ Brett L. Frevert
Name:	Brett L. Frevert
Title:	Chief Financial Officer